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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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KLX Energy Services Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

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Notice of Annual Meeting of Stockholders and 2019 Proxy Statement

KLX Energy Services Holdings, Inc. 1300 Corporate Center Way Wellington, Florida 33414

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

July 12, 2019

Meeting Information:	Proposals:
Date and Time:	1.	Election of three Class I Directors;
Thursday, August 22, 2019
10:30 a.m. Eastern Daylight Time	2.	Ratification of the appointment of Deloitte & Touche LLP to serve as
Location:		Independent Auditor for 2019; and
Boston Harbor Hotel
70 Rowes Wharf	3.	Other business, if properly raised.
Boston, Massachusetts 02110

The KLX Energy Services Holdings, Inc. (the "Company") Board of Directors unanimously recommends that the stockholders vote: "FOR" the proposal to elect three Class I Directors and "FOR" the ratification of the appointment of Deloitte & Touche LLP to serve as Independent Auditor of the Company.

Who may vote:    If you owned shares of the Company's Common Stock at the close of business on June 28, 2019, you are entitled to receive this notice of the meeting and to vote at the meeting either in person or by proxy.

YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.    Most stockholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Detailed instructions on how to vote on the Internet or by telephone may be found in the attached Proxy Statement on page 1. If you received printed proxy materials and choose to vote by mail, you may use the postage-paid, pre-addressed envelope provided in the materials.

By order of the Board of Directors.

JONATHAN L. MANN
Vice President – Law and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON AUGUST 22, 2019.

The accompanying Proxy Statement, including the 2018 Annual Report on Form 10-K, are available at https://investor.klxenergy.com/investor-relations by selecting the appropriate link under "Reports and SEC Filings."

i

July 12, 2019

Dear Stockholders,

It is my pleasure to invite you to attend the 2019 Annual Meeting of Stockholders of KLX Energy Services Holdings, Inc. As is customary, we will meet to consider certain matters affecting our Company. Whether or not you plan to attend the meeting, I encourage you to review the attached information and vote your shares.

I am pleased to report that in 2018, KLX Energy Services Holdings, Inc. continued to build upon the momentum we established in the prior year. During 2018, management completed the merger of the Aerospace Solutions business of KLX Inc. with The Boeing Company, the spin-off of the Energy Services business into an independent public company, the amendment of our $100 million asset based lending facility, the issuance of $250 million of senior secured notes due 2025 and the acquisition of Motley Services, LLC ("Motley"). In March of 2019, we completed the acquisitions of Red Bone Services ("Red Bone") and Tecton Energy Services ("Tecton"), further expanding our product and services offerings. Senior management remains focused on further growth and in seeking continuous improvement in every aspect of our company. We believe very strongly that we have built a unique business which is growing into a market leadership position. In fact, you will note as you review this proxy statement that each independent director, myself and our Senior Vice President & Chief Financial Officer are compensated 100% in shares of KLX Energy Services Holdings, Inc. common stock, demonstrating our complete alignment with the interests of our stockholders.

As always, we value your ongoing participation and support of KLX Energy Services Holdings, Inc. and we remain committed to delivering world-class performance to our customers and creating long-term value for our stockholders.

Sincerely,

Amin J. Khoury
Chairman, Chief Executive Officer and President

Proxy Statement.    The Board of Directors ("Board") of KLX Energy Services Holdings, Inc. ("we," "us," "our," the "Company," "KLXE," "KLX Energy Services" or the "Corporation") is soliciting proxies to be voted at our 2019 Annual Meeting of Stockholders on August 22, 2019 and at any adjournment of postponement of the meeting. We are sending certain of our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") on or about July 12, 2019. The Notice includes instructions on how to access our Proxy Statement, 2018 Annual Report on Form 10-K and the Chairman's letter online. Stockholders who have previously requested a printed or electronic copy of the proxy materials will continue to receive such a copy of the proxy materials, which will be sent on or about July 12, 2019. Please see "Accessing your proxy materials" on page 31 for additional information.

We have retained Georgeson LLC to assist with the solicitation of proxies for a fee not to exceed $9,000, plus reimbursement for out-of-pocket expenses.

References in this Proxy Statement and accompanying materials to Internet websites are for the convenience of readers. Information available at or through these websites is not incorporated by reference in this Proxy Statement.

OUR COMMITMENTS
WHO WE ARE
AND HOW WE WORK.

OUR BUSINESS FOCUS AND
HOW WE MOVE FORWARD.

PERFORMANCE	INNOVATION

Our customers have a choice, and how we perform determines whether they choose us. We aim high, set ambitious goals and deliver superior results, and we use customer feedback to recalibrate as necessary. We move quickly but make well-reasoned decisions because our future depends on them.	We are a company of ideas that are nurtured by a commitment to continuous improvement and product and service enhancements. Our prior achievements inspire us to reach for excellence in everything we do. We seek and share ideas openly and encourage diversity of experience and opinion.
OPPORTUNITY	RESPONSIBILITY

Our employees' ideas and inspiration create opportunities everywhere, and without limits. We strive to continuously improve all aspects of what we do as a company and as individuals. We support and pursue lifelong learning and to expand our knowledge and capabilities and to engage with the world outside KLXE. We take prudent risks, we experiment, we cooperate with each other and, importantly, we learn from the consequences of our actions.	We believe we maintain the highest ethical, environmental and safety standards and we encourage and celebrate our employees' active participation in achieving these goals.
RESULTS

We believe KLX Energy Services is a preferred investment because we set aggressive targets and always strive to outperform our goals. We communicate honestly and forthrightly to investors, and strive to deliver consistently against our communicated goals. We are a company of realists and optimists and we believe we project these values in everything we do.

Proxy Statement Summary

This summary highlights selected information in this Proxy Statement. Please review the entire Proxy Statement and the 2018 Annual Report on Form 10-K before voting. Our fiscal year ends on January 31st of each year, therefore as used in this report we refer to "Fiscal 2018" or "2018" as the year ended January 31, 2019, and "Fiscal 2017" or "2017" as the year ended January 31, 2018. We refer to the period beginning September 14, 2018 through January 31, 2019 as the "Transition Period."

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act") and are therefore permitted to provide less disclosure about our executive compensation arrangements than is generally required for other public companies. We are also not required to provide our stockholders with the opportunity to vote on certain executive compensation matters on a non-binding advisory basis. We have elected to use these scaled disclosure requirements available to us as an emerging growth company and are not soliciting stockholder votes on our executive compensation. We have, however, provided certain information regarding executive compensation for our most senior members of the Company's management organization.

Under the JOBS Act, we will remain an emerging growth company until the earliest of: (i) January 31, 2024; (ii) the end of the fiscal year during which we have annual gross revenues of $1.07 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates is at least $700 million as of July 31, which is the end of the second fiscal quarter of our fiscal year.

VOTING YOUR SHARES

Stockholders as of the record date of June 28, 2019 are entitled to vote. Each share of the Corporation's common stock is entitled to one vote for each Director nominee and one vote for each of the other proposals. Stockholders of record may vote their shares in person at the Annual Meeting or by using any of the following methods:

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Visit the website listed on your proxy card	BY MAIL Sign, date and return your proxy card in the enclosed envelope
BY TELEPHONE Call the telephone number on your proxy card	IN PERSON Attend the Annual Meeting in Boston

2018 PERFORMANCE HIGHLIGHTS

During 2018, management completed the merger of the Aerospace Solutions business of KLX Inc. with The Boeing Company, the spin-off of the Energy Services business into an independent public company, the amendment of our $100 million asset based lending facility, the issuance of $250 million of senior secured notes due 2025 and the acquisition of Motley Services, LLC ("Motley"). Through the contributions of a talented and committed management team, and the oversight of a competent and experienced Board of Directors, we have established systems and processes that have enabled us to set business goals and objectives and to measure and accurately report our results. It was a year of transformation and strong performance for us. We believe we delivered excellent results for our stockholders and took strategic steps to position the Company for long-term, sustainable growth.

Governance Highlights

A summary of our 2018 financial results is set forth below:

2018 Financial Results

•

Revenues of $495.3 million, an increase of 54.5% as compared to the same period last year

•

Gross profit increased to $124.9 million, an increase of 143.0% as compared to the same period last year

•

Operating earnings, net earnings, net earnings per diluted share, adjusted net earnings and adjusted net earnings per diluted share were $22.1 million, $14.4 million, $0.71 per share, $56.8 million and $2.81 per share, respectively[1]

•

Generated cash flow from operating activities of $62.0 million

•

Adjusted EBITDA was $107 million, or 21.6% of revenues, an increase of $82.4 million, or 335.0%, as compared to the same period last year[2]

•

Adjusted operating earnings were $52.7 million, an increase of $73.1 million as compared to the same period last year[3]

•

Return on Invested Capital was 16%[3]

(1)
Adjusted net earnings and adjusted net earnings per diluted share reflect net earnings before amortization and non-cash compensation expense and exclude Costs as Defined (as defined below). See "Appendix A" for further detail.

(2)
Excludes costs associated with the merger of KLX Inc.'s Aerospace Solutions business with The Boeing Company, the spin-off of KLX Energy Services from KLX Inc., the amendment of our $100 million asset based lending facility, the issuance of $250 million of senior secured notes due 2025 and our acquisition of Motley Services, LLC (collectively, "Costs as Defined") and non-cash compensation expense. See "Appendix A" for further detail.

(3)
Excludes Costs as Defined. See "Appendix A" for further detail.

2018 EXECUTIVE COMPENSATION HIGHLIGHTS

Our compensation program is designed to incentivize our executives in a manner consistent with our stockholders' long-term interests. On September 14, 2018, we completed the spin-off of our Company from KLX Inc. and we became an independent public company. In 2018, prior to the spin-off, KLX Inc.'s Compensation Committee established the compensation for Mr. Amin Khoury, Mr. Thomas McCaffrey and Mr. Gary Roberts (each a "NEO," and collectively, our "NEOs").

In order to determine an appropriate compensation structure, given the size of our Company and our strategic objectives following the consummation of the spin-off, the Compensation Committee of KLX Inc. and Messrs. Khoury and McCaffrey agreed, and the Compensation Committee of KLX Inc. recommended to the Board of Directors of KLX Inc., who approved, that Messrs. Khoury and McCaffrey would forego base salaries for the first four years following the spin-off. The purpose of this structure was to directly align the executives' interests with those of KLX Energy Services' stockholders, to facilitate maximum availability of cash on hand to support the day-to-day operations of our business and to strengthen our ability to pursue our growth and acquisition strategy. In light of Messrs. Khoury and McCaffrey's agreements to forego base salaries, in order to align the executives' interests with the interests of our stockholders and also appropriately incentivize the executives, the Compensation Committee of KLX Inc. agreed and recommended and the Board of Directors of KLX Inc. approved providing Messrs. Khoury and McCaffrey with grants of restricted stock, which vest over a four-year period, with the first installment vesting twelve months following the consummation of the spin-off. In addition, while Mr. Roberts receives cash remuneration, approximately 72% percent of his targeted total direct compensation is in the form of restricted stock which vests over a four-year period. We believe this structure best achieves the balance of aligning the interests of the executives with our stockholders while also providing appropriate incentives to our executives.

The Corporation's Compensation Committee consulted with its independent compensation consultant, Pearl Meyer, who concluded these arrangements were both reasonable and appropriate given the roles and experience of our NEOs.

See "Employment Agreements" starting on page 24 for a summary of our NEOs' employment arrangements.

Governance Highlights (continued)

Our commitment to high ethical standards is reflected in the sound governance practices our Board follows.

Independence	• Seven of our eight directors are independent.
• Our CEO is the only management director.
• Our Audit Committee and Compensation Committee each met during the Transition Period, and each is composed exclusively of independent directors.
Executive Sessions	• The independent directors regularly meet in private without management.
• Our Board Committees meet in executive session at each regularly scheduled meeting, no fewer than four times per year for our Audit Committee and Compensation Committee.
Board Oversight of Risk Management	• Our Board reviews our systematic approach to identifying and assessing risks faced by the Company.
• The Audit Committee reviews our overall enterprise risk management policies and practices, financial risk exposures and the delegation of risk oversight responsibilities to other Board Committees.
• The Audit Committee meets with our Independent Accountants without management present at each quarterly meeting of the Board and its Committees.
Stock Ownership	• Our CEO and CFO as well as our Board members receive 100% of their compensation in the form of restricted stock.
Board Practices	• Our Board annually reviews its effectiveness as a group.
• Nomination policies are adjusted as needed to ensure that our Board as a whole continues to reflect the appropriate mix of skills and experience.
Accountability

•

Our corporate governance guidelines provide that any nominee for director who receives a greater number of "withheld" votes than "for" votes in an uncontested election shall tender his or her resignation to the Chairman of the Board. Then the Chairman, taking into consideration the best interests of the Company and any current or foreseeable factors or circumstances related to this director, shall recommend to the Board whether or not to accept the resignation, and if so, under what conditions. Within ninety (90) days of the stockholder vote, the Board shall decide whether or not to accept the director's tendered resignation, and then the Company will make a public announcement of the Board's decision to accept or reject the director's resignation.

Prohibition on Hedging; Pledging of KLX Energy Services Shares

•

To avoid conflicts of interest that could undermine the goals of our share ownership policy and the focus on sustainable long-term growth, we prohibit directors and employees from entering into transactions involving short sales of our securities or put or call options based on our securities, except for options granted under KLX Energy Services compensation programs. In addition, directors and NEOs are generally prohibited from holding KLX Energy Services shares in a margin account or pledging KLX Energy Services shares as collateral for a loan unless our Vice President – Law provides pre-clearance after the director or executive clearly demonstrates the financial capability to repay the loan without resort to the pledged securities.

Proposal 1: Election of Directors

We are seeking your support in electing the three candidates that we have nominated to serve on our Board. We believe that these nominees have qualifications consistent with our position as a leading independent provider of completion, intervention and production services to the major onshore oil and gas producing regions of the United States. We also believe that these nominees have the experience and perspective to guide the Company as we continue to compete, and to innovate and adjust to rapidly changing technologies, business cycles and competition.

NOMINATION OF DIRECTORS

As provided in its charter, the Nominating and Corporate Governance Committee identifies and recommends to our Board nominees for election and re-election to the Board and will consider nominations submitted by stockholders. The Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board (the "Chairman"), evaluates candidates proposed by stockholders using the same criteria as for other candidates.

The Chairman and the Nominating and Corporate Governance Committee seek to create a Board that is strong in its collective knowledge and has a diversity of skills and experience with respect to leadership, business operations, finance and industry knowledge. The Nominating and Corporate Governance Committee reviews with the Chairman and the full Board, on a periodic basis, the current composition of the Board in light of the characteristics of independence, skills, experience, competency and availability of service to the Company of its members and of the Company's anticipated needs. All of our independent directors serve on Board Committees, further supporting the Board by providing experience to those Committees. The needs of each Committee are also reviewed when considering nominees to the Board.

The Nominating and Corporate Governance Committee recommended the nomination of Messrs. Hamermesh, Weise and Whates, who are currently designated as Class I Directors and whose terms expire at the meeting, and until their respective successors are elected and shall qualify to serve, to serve as Class I Directors for a term of three years, expiring at the 2022 Annual Meeting of Stockholders, and until their respective successors are elected and shall qualify to serve. If Messrs. Hamermesh, Weise and Whates are re-elected, the Nominating and Corporate Governance Committee and the full Board believe that the Board will have an excellent composition, of a suitable size, and with the appropriate diversity of skills and experience with respect to leadership, business operations, finance, industry and Company-specific knowledge. The biographies of Messrs. Hamermesh, Weise and Whates and our continuing current directors contain information regarding each nominee's and continuing current director's experience, qualifications and skills.

When the Nominating and Corporate Governance Committee reviews a potential new candidate, it looks specifically at the candidate's qualifications in light of the size of the Board and the needs of the Board at a given point in time. In nominating director candidates, the Nominating and Corporate Governance Committee strives to nominate directors who exhibit high standards of ethics, integrity, commitment and accountability. In addition, all nominations attempt to ensure that the Board shall encompass a range of talent, skills, expertise and industry experience sufficient to provide sound guidance with respect to our operations and activities.

Under our Nominating and Corporate Governance Committee charter, directors must inform the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another public company board. In addition, no director may sit on the board of directors, or beneficially own more than 1% of the outstanding equity securities, of any of our competitors in our principal lines of business. We also discourage our directors from serving on the board of directors of more than three public companies.

To recommend a nominee, a stockholder shall give notice to our Corporate Secretary at our principal address in Wellington, Florida. This notice should include the candidate's brief biographical description, a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above, and the candidate's signed consent to be named in the proxy statement and to serve as a director if elected. The notice must be given (i) with regard to nominations to be brought before an annual meeting to be held on a day not

Proposal 1: Election of Directors (continued)

more than 30 days in advance of the anniversary of the previous year's meeting nor more than 70 days after the anniversary of the previous year's meeting, not later than 90 days nor earlier than 120 days in advance of the anniversary of the previous year's meeting or (ii) with regard to nominations for any other annual meeting, within ten days following the public announcement of the date of such meeting. Once we receive the nomination, we will deliver a questionnaire to the candidate that requests additional information about the candidate's independence, qualifications and other information that would assist the Nominating and Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee has not received any nominations for director from stockholders for the 2019 Annual Meeting of Stockholders.

The persons named in the attached proxy intend to vote each share as to which a proxy has been properly executed and returned or submitted over the telephone or on the Internet and not revoked in favor of the election as directors of the three nominees named below, each of whom is now a director of the Company, unless authority to vote for the election of any or all of such nominees is withheld by marking the proxy to that effect.

Pursuant to the Company's Amended and Restated Certificate of Incorporation, the Board is divided into three classes, each as nearly equal in number as possible, so that each director (in certain circumstances after a transitional period) will serve for three years, with one class of directors being elected each year.

The nominees are Messrs. Hamermesh, Weise and Whates, currently designated as Class I Directors, whose terms expire at the meeting. The attached proxy cannot be voted for a greater number of persons than three.

If elected, Messrs. Hamermesh, Weise and Whates, will serve as Class I Directors for a term of three years, expiring at the 2022 Annual Meeting of Stockholders, and until their respective successors are elected and shall qualify to serve.

The Company expects that Messrs. Hamermesh, Weise and Whates will be able to serve, but if they are unable to serve, the proxies reserve discretion to vote for a substitute nominee or nominees, or refrain from voting.

PLURALITY PLUS MAJORITY VOTING FOR DIRECTORS

Under the Company's Amended and Restated Certificate of Incorporation, in order for a director to be elected at the annual meeting, a plurality of the votes cast with respect to the director's election must be cast "for" the director. Abstentions and broker non-votes are excluded from calculation of the vote results. In an uncontested election of directors, any incumbent director who receives a greater number of votes "against" their election than votes "for" their election shall promptly tender their resignation to the Chairman of the Board. The Chairman of the Board then recommends to the Board whether to accept or reject the resignation, and the Board must make a decision by 90 days after the date of the meeting at which the election took place. Any director who tenders a resignation does not participate in this decision. The Company shall then make a public announcement of the Board's decision to accept or reject the resignation.

Proposal 1: Election of Directors (continued)

Set forth below is the business experience of, and certain other information regarding, the three director nominees and the other current directors of the Company. The directors' ages are as of May 1, 2019.

Name, Age, Business Experience and Current Directorships	Director Since
RICHARD G. HAMERMESH, 71	2018

Richard G. Hamermesh has been a Director since September 2018. He served on the Board of Directors of KLX Inc. from December 2014 until its sale to The Boeing Company in October 2018. Dr. Hamermesh is a Senior Fellow at the Harvard Business School, where he was formerly the MBA Class of 1961 Professor of Management Practice from 2002 to 2015. From 1987 to 2001, he was a co-founder and a Managing Partner of The Center for Executive Development, an executive education and development consulting firm. From 1976 to 1987, Dr. Hamermesh was a member of the faculty of Harvard Business School. He is also an active investor and entrepreneur, having participated as a principal, director and investor in the founding and early stages of more than 15 organizations. Dr. Hamermesh is a member of the Board of Directors of SmartCloud, Inc. and was a director of B/E Aerospace, Inc. until its sale to Rockwell Collins in April 2017, and a director of Rockwell Collins from April 2017 until its sale to United Technologies Corporation in November 2018. Our Board benefits from Dr. Hamermesh's education and business experience as co-founder of a leading executive education and consulting firm, as president, founder, director and co-investor in over 15 early stage businesses, and his 28 years as a Professor of Management Practice at Harvard Business School, where he has led MBA candidates through thousands of business case studies, as well as his intimate knowledge of our business and industry.
THEODORE L. WEISE, 75	2018

Theodore L. Weise has been a Director since September 2018. He served on the Board of Directors of KLX Inc. from December 2014 until its sale to The Boeing Company in October 2018. Mr. Weise is currently a business consultant and serves on the Board of Directors of Hawthorne Global Aviation Services. Mr. Weise joined Federal Express Corporation in 1972 during its formative years and retired in 2000 as its President and Chief Executive Officer. He held many officer positions, including Executive Vice President of World Wide Operations, and led the following divisions as its Senior Vice President: Air Operations, Domestic Ground Operations, Central Support Services, Business Service Center and Operations Planning. Prior to joining Federal Express Corporation, Mr. Weise flew on the US Air Force F-111 as a Flight Test Engineer for General Dynamics Corp. He has previously served on the Board of Directors of Federal Express Corporation, Computer Management Sciences, Inc., ResortQuest International, Inc. and Pogo Jet, Inc. Mr. Weise is a member of the Missouri University of Science and Technology Board of Trustees, of which he was a past President. Mr. Weise is a jet rated Airline Transport Pilot with over 5,700 flight hours. He holds an Executive Masters Professional Director Certification from the American College of Corporate Directors. Our Board benefits from Mr. Weise's extensive leadership experience.
JOHN T. WHATES, Esq., 71	2018

John T. Whates has been a Director since September 2018. He served as a member of the Board of Directors of KLX Inc. from December 2014 until its sale to The Boeing Company in October 2018. Mr. Whates has been an independent tax advisor and involved in venture capital and private investing since 2005. He is a member of the Board of Directors of Dynamic Healthcare Systems, Inc., was a member of the Board of Directors of Rockwell Collins from April 2017 until February 2018 and was the Chairman of the Compensation Committee of B/E Aerospace until its sale to Rockwell Collins in April 2017. From 1994 to 2011, Mr. Whates was a tax and financial advisor to B/E Aerospace, providing business and tax advice on essentially all of its significant strategic acquisitions. Previously, Mr. Whates was a tax partner in several of the largest public accounting firms, most recently leading the High Technology Group Tax Practice of Deloitte LLP in Orange County, California. He has extensive experience working with aerospace and other public companies in the fields of tax, equity financing and mergers and acquisitions. Mr. Whates is an attorney licensed to practice in California and was an Adjunct Professor of Taxation at Golden Gate University. Our Board benefits from Mr. Whates' extensive experience, multi-dimensional educational background and thorough knowledge of our business and industry.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE LISTED NOMINEES.

Proposal 1: Election of Directors (continued)

Name, Age, Business Experience and Current Directorships	Director Since	Term Expires
BENJAMIN A. HARDESTY, 69	2018	2020

Benjamin A. Hardesty has been a Director since September 2018. He served on the Board of Directors of KLX Inc. from December 2014 until its sale to The Boeing Company in October 2018. Mr. Hardesty has been the owner of Alta Energy LLC, a consulting business focused on oil and natural gas in the Appalachian Basin and onshore United States, since 2010. In May 2010, Mr. Hardesty retired as president of Dominion E&P, Inc., a subsidiary of Dominion Energy, engaged in the exploration and production of oil and natural gas in North America, a position he had held since September 2007. After joining Dominion Energy in 1995, Mr. Hardesty had previously also served in other executive positions, including President of Dominion Appalachian Development, Inc. and General Manager and Vice President Northeast Gas Basin. Mr. Hardesty has served on the Board of Directors of Antero Resources Corporation since its initial public offering in October 2013. He previously was a member of the Board of Directors of Blue Dot Energy Services, LLC from 2011 until its sale to B/E Aerospace in 2013. From 1982 to 1995, Mr. Hardesty served as an officer and director of Stonewall Gas Company, and from 1978 to 1982 as vice president of operations of Development Drilling Corporation. Mr. Hardesty is director emeritus and past president of the West Virginia Oil & Natural Gas Association and past president of the Independent Oil & Gas Association of West Virginia. Mr. Hardesty serves on the Visiting Committee of the Petroleum Natural Gas Engineering Department of the College of Engineering and Mineral Resources at West Virginia University. Mr. Hardesty's significant experience in the oil and natural gas industry, including in our areas of operation, make him well suited to serve as a member of our Board.
STEPHEN M. WARD, JR., 64	2018	2020

Stephen M. Ward, Jr., has been a Director since September 2018. He served on the Board of Directors of KLX Inc. from December 2014 until its sale to The Boeing Company in October 2018. Mr. Ward has been a director of Carpenter Technology Corporation since 2001, where he is Chair of the Corporate Governance Committee and a member of the Human Resources and Science and Technology Committees. Mr. Ward previously served as President and Chief Executive Officer of Lenovo Corporation, which was formed by the acquisition of IBM Corporation's personal computer business by Lenovo of China. Mr. Ward had spent 26 years at IBM Corporation holding various management positions, including Chief Information Officer and Senior Vice President and General Manager, Personal Systems Group. Mr. Ward is a co-founder and Board member of C3.ai, a company that develops and sells internet of things software for analytics and control. Mr. Ward was previously a Board member and founder of E2open, a maker of enterprise software, and a Board member of E-Ink, a maker of high-tech screens for e-readers and computers, and was the Chairman of the Board of QDVision, the developer and a manufacturer of quantum dot technology for the computer, TV and display industries until its sale. Mr. Ward's broad executive experience and focus on innovation enables him to share with our Board valuable perspectives on a variety of issues relating to management, strategic planning, tactical capital investments and growth, making him well suited to serve as a member of our Board.

Proposal 1: Election of Directors (continued)

Name, Age, Business Experience and Current Directorships	Director Since	Term Expires
AMIN J. KHOURY, 80	2018	2021

Amin J. Khoury has served as our Chairman of the Board of Directors, Chief Executive Officer and President since September 2018. Mr. Khoury served as Chairman and Chief Executive Officer of KLX Inc. from the time of its spin-off from B/E Aerospace in December 2014 until its sale to The Boeing Company in October 2018. Mr. Khoury co-founded B/E Aerospace in July 1987 and served as its Chairman of the Board until its sale to Rockwell Collins in April 2017. Mr. Khoury served as Chief Executive Officer of B/E Aerospace from December 31, 2005 through December 31, 2013. Mr. Khoury also served as the Co-Chief Executive Officer of B/E Aerospace from January 1, 2014 to December 16, 2014. Mr. Khoury was a Trustee of the Scripps Research Institute from May 2008 until July 2014. Mr. Khoury holds an Executive Masters Professional Director Certification, the highest level, from the American College of Corporate Directors. During his time at B/E Aerospace, Mr. Khoury was primarily responsible for the development and execution of B/E Aerospace's business strategies that resulted in its growth from a single product line business with $3.0 million in annual sales, to the leading global manufacturer of commercial aircraft and business jet cabin interior products and the world's leading distributor of aerospace consumable products, with annual revenues in 2013 of $3.5 billion. Mr. Khoury also led the founding and growth of the KLX Aerospace Solutions Group from a single acquisition in 2001 through nine additional acquisitions, transforming it into a leading independent company in its industry. During his time at B/E Aerospace and KLX Inc., Mr. Khoury oversaw the expansion into the oilfield services industry and formation of our company through the combination and integration of seven private oilfield service companies. Mr. Khoury led the strategic planning and acquisition strategies of B/E Aerospace and KLX Inc. as well as their operational integration and execution strategies. He is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting both our managerial talent and Board members. He has an intimate knowledge of the company, its industry and its competitors which he has gained over the last 31 years at B/E Aerospace and KLX Inc. All of the above experience and leadership roles uniquely qualify him to serve as our company's Chairman of the Board.
JOHN T. COLLINS, 72	2018	2021

John T. Collins has been a Director since September 2018. He served on the Board of Directors of KLX Inc. from December 2014 until its sale to The Boeing Company in October 2018. From 1986 to 1992, Mr. Collins served as the President and Chief Executive Officer of Quebecor Printing (USA) Inc., which was formed in 1986 by a merger with Semline Inc., where he had served in various positions since 1968, including since 1973 as President. During his term, Mr. Collins guided Quebecor Printing (USA) Inc. through several large acquisitions and situated the company to become one of the leaders in the industry. From 1992 to 2017, Mr. Collins was the Chairman and Chief Executive Officer of The Collins Group, Inc., a manager of a private securities portfolio and minority interest holder in several privately held companies. Mr. Collins currently serves on the Board of Directors for Federated Funds, Inc. and has served on the Board of Directors for several public companies, including Bank of America Corp. and FleetBoston Financial. In addition, Mr. Collins has served as Chairman of the Board of Trustees of his alma mater, Bentley University. Our Board benefits from Mr. Collins's many years of experience in the management, acquisition and development of several companies.

Proposal 1: Election of Directors (continued)

Name, Age, Business Experience and Current Directorships	Director Since	Term Expires
PETER V. DEL PRESTO, 68	2018	2021

Peter V. Del Presto has been a Director since September 2018. He served on the Board of Directors of KLX Inc. from December 2014 until its sale to The Boeing Company in October 2018. Mr. Del Presto is an adjunct professor of finance at the University of Pittsburgh, where he teaches courses covering capital markets, advanced valuation methods and private equity. From 1985 until his retirement in 2010, Mr. Del Presto was a partner with PNC Equity Partners, a private equity firm and an affiliate of PNC Bank targeting middle-market companies for acquisition and investment. During his 25 years at PNC Equity Partners, Mr. Del Presto led the firm's investment in 35 companies and participated as a member of the firm's Investment Committee in over 200 investments. Mr. Del Presto was PNC Equity Partner's representative on the Boards of Directors of 24 companies where he was responsible for the development of value creation strategies in each. Mr. Del Presto is a member of the Board of Advisors of Sabert Corporation and the principal shareholder of two smaller companies. Mr. Del Presto is also a licensed private pilot. Our Board benefits from Mr. Del Presto's background in engineering and business administration, his expertise in the field of finance, and 25 years of experience in the acquisition, investment and development of numerous companies.

Corporate Governance

CORPORATE GOVERNANCE MATTERS

Meetings of the Board of Directors and Committees

Following the spin-off of the Corporation from KLX Inc., the Board held its first meeting on September 17, 2018 and the Board, including each of its Committees, held their first regularly scheduled meetings on December 10-11, 2018. The Board has three standing Committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. All members of our Board are expected to attend our 2019 Annual Meeting, absent extenuating circumstances. The Board has determined that Messrs. Collins, Del Presto, Hamermesh, Hardesty, Ward, Weise and Whates are independent under Nasdaq Stock Market rules.

The Audit Committee is composed of Messrs. Del Presto, Hardesty, Weise and Whates, with Mr. Del Presto serving as Chairman. The Audit Committee is responsible for: (i) the appointment, compensation and oversight of our independent auditors; (ii) overseeing the quality and integrity of our financial statements and related disclosures; (iii) our compliance with legal and regulatory requirements; (iv) assessing our independent auditors' qualifications, independence and performance; and (v) monitoring the performance of our internal audit and control functions.

All members of the Audit Committee are independent under Nasdaq Stock Market and Security and Exchange Commission ("SEC") rules. The Audit Committee operates under a written charter adopted and approved by our Board.

The Compensation Committee is currently composed of Messrs. Collins, Hamermesh and Ward, with Mr. Collins serving as Chairman. The Compensation Committee provides recommendations to the Board regarding compensation matters and oversees the Company's incentive and compensation plans. All of the members of the Compensation Committee are independent as defined by Nasdaq Stock Market rules. The Compensation Committee operates under a written charter adopted and approved by our Board.

The Compensation Committee has the power to delegate its authority and duties to subcommittees or individual members of the Compensation Committee or, to the extent permitted by the terms of any plan, to officers of our Company or other persons in each case as it deems appropriate in accordance with applicable laws and regulations and the requirements of the Nasdaq Stock Market. Management input is taken into consideration in assessing the performance and pay levels of our key management employees as well as the establishment of bonus measures and targets, but ultimate decision-making regarding compensation of our NEOs remains with the Compensation Committee.

The Nominating and Corporate Governance Committee is composed of Messrs. Hamermesh, Collins, Del Presto, Hardesty, Ward, Weise and Whates, with Mr. Hamermesh serving as Chairman. The Nominating and Corporate Governance Committee is responsible for, among other things, assisting the Board by actively identifying individuals qualified to become Board members, recommending to the Board the director nominees for election at the next Annual Meeting of Stockholders and making recommendations with respect to corporate governance matters. All of the members of the Nominating and Corporate Governance Committee are independent as defined by Nasdaq Stock Market rules. The Nominating and Corporate Governance Committee operates under a written charter adopted and approved by our Board. All of the members of the Nominating and Corporate Governance Committee support the nominations of Messrs. Hamermesh, Weise and Whates.

Copies of the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website, www.KLXEnergy.com, in the Investor Relations section. Please note that the information contained in or connected to our website is not a part of this Proxy Statement.

BOARD DIVERSITY

The Chairman of the Board and the Nominating and Corporate Governance Committee, in accordance with the Board's governance principles, seek to create a Board that, as a whole, is strong in its collective knowledge and

Corporate Governance (continued)

diverse in its skills and experience with respect to industry knowledge, vision and strategy, human resource management, general management and leadership, marketing, business operations, business judgment, crisis management, risk assessment, accounting and finance, capital markets, general corporate governance and global markets.

In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate's credentials in the context of these standards and such other factors that the Nominating and Corporate Governance Committee considers appropriate so that the Board includes members, if suitable, with diverse backgrounds, perspectives, skills and experience, who are likely to serve the Company's anticipated needs and enhance Board dynamics and effectiveness. The Nominating and Corporate Governance Committee believes our Board has achieved its diversity objectives as evidenced by Board members with extensive experience in general management, human resources, manufacturing operations, marketing, engineering, capital markets, developing and executing mergers and acquisition strategies, including successful integration activities related thereto, as founders or co-founders of a multitude of businesses, and the collective experiences developed during their business careers in various industries, including oil and natural gas and related industries.

RISK OVERSIGHT

Our Risk Management Framework

KLX Energy Services has adopted enterprise risk management policies based on the Integrated Framework of the Committee of Sponsoring Organizations ("COSO"). Under our policies, our Vice Presidents and General Manager is responsible for identifying risks that could affect achievement of business goals and strategies, assessing the likelihood and potential impact of significant risks and prioritizing risks and actions to be taken in response. The Vice President and General Manager reports to our CEO, Chief Financial Officer ("CFO") and Vice President – Law on actions to monitor and manage significant risks in order to remain within KLX Energy Services' range of risk tolerance.

BOARD OVERSIGHT

The CEO, CFO and Vice President – Law periodically report on KLX Energy Services' risk management policies and practices to relevant Board committees and to the full Board. The Audit Committee annually reviews major financial risk exposures and a number of operational, compliance, reputational and strategic risks, as well as practices to monitor and manage those risks. The Audit Committee also reviews overall policies and practices for enterprise risk management, including the delegation of practices and a number of significant risks in the course of their reviews of corporate strategy, business plans, reports of Board committee meetings and other presentations.

Board and Committee Risk Oversight Responsibilities

Corporate Governance (continued)

The Board and Compensation Committee believe our compensation incentives reflect the appropriate balance between opportunity and risk, and will encourage executives to act in a manner consistent with this balance. We mitigate compensation-related risks to our long-term performance, ethical standards and reputation in the following ways:

BOARD LEADERSHIP STRUCTURE

The Board believes that the Company and its stockholders have been and will continue to be well served by having the Company's Chief Executive Officer and President serve as Chairman of the Board. Mr. Amin J. Khoury has led our strategic planning and our acquisition strategy as well as our operational integration and execution strategy. He is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting both the managerial talent and Board members who currently serve the Company. He has an intimate knowledge of the Company, its industry and its competitors, which he has gained over more than 30 years at B/E Aerospace and KLX Inc. and continuing with the Company following the spin-off all of which uniquely qualify him to serve as our Company's Chairman of the Board. The Board believes that the current leadership of the Board, when combined with the other elements of our corporate governance structure, strikes an appropriate balance between strong leadership and independent oversight of the Company's business and affairs.

The Board is composed of a majority of independent directors. The Company's Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are each composed solely of independent directors. The Company's independent directors bring experience, oversight and expertise from outside the Company, while the Chairman, Chief Executive Officer and President brings industry, competitive and company-specific experience and expertise. The Board believes the combined role of Chairman, Chief Executive Officer and President promotes unified leadership and direction for the Company, which allows for a single, clear focus for management to execute the Company's strategy and business plans. Notwithstanding the above, the Board recognizes that, in the future, circumstances may necessitate that the roles of Chairman, Chief Executive Officer and President be separated and, therefore, the Board retains the authority to separate the roles if it were to determine that such a division might be appropriate in the future.

One of the key responsibilities of the Board is to assist management in developing strategic direction and then holding management accountable for the execution of strategy once it is developed. The Board believes, at this time, the combined role of Chairman, Chief Executive Officer and President, together with the independent directors, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

While the Board has not formally appointed a lead independent director, the Board believes that the current composition of the Board and the functioning of the independent directors effectively maintain independent oversight of the Company's management. Seven out of eight of the Company's directors are independent and the

Corporate Governance (continued)

chair and members of each of the Company's Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent directors. As a result, independent directors oversee all significant matters affecting the Company, including the Company's financial statements, executive compensation matters, the nomination and assessment of directors and the risk management practices. Independent directors regularly meet in executive sessions not attended by the non-independent director and management in conjunction with each regular Board and Committee meeting and as they otherwise deem appropriate.

At each executive session, the respective chair of the Board Committee relating to the specific matter discussed by the independent directors, leads the discussion. For example, the chair of the Nominating and Corporate Governance Committee leads the discussions with respect to director nominations, the current composition of the Board and other Board policy matters.

Following each executive session, the independent directors report the results of the discussions to the full Board, as appropriate. These discussions are led by the appropriate Committee chair. Additional executive sessions may be convened at any time at the request of an independent director and, in such event, the independent director chairperson of the Committee most closely associated with the discussed topic leads the discussion and the report to the full Board. During executive sessions, directors also discuss and propose matters to be included in the agenda for future Board meetings.

COMPENSATION CONSULTANT

To gain a perspective on external pay levels, emerging practices and regulatory changes, the Compensation Committee of the Board of Directors has engaged an outside executive compensation consultant to provide benchmark and survey information and advise the Compensation Committee as it conducts its review of our executive and director compensation programs. In October 2018, our Compensation Committee selected Pearl Meyer ("PM") as its consultant and tasked PM with gathering market competitive data, reviewing compensation plan design alternatives and advising the Compensation Committee on director and executive compensation trends and best practices.

The compensation consultant reports to, and is directed by, the Compensation Committee, which has sole authority to retain or terminate compensation advisers. The Compensation Committee reviewed information regarding the independence and potential conflicts of interest of PM, taking into account, among other things, the factors set forth in the Nasdaq listing standards. Based on this review, the Compensation Committee concluded that the engagement of PM did not raise any conflict. Other than services provided for the Compensation Committee, the compensation consultant did not provide additional services to the Company in 2018.

OUR COMMITMENT TO SOUND CORPORATE GOVERNANCE

KLX Energy Services is committed to strong corporate governance practices designed to maintain high standards of oversight, integrity and ethics, while promoting growth in long-term stockholder value.

Our governance structure enables independent, experienced and accomplished directors to provide advice, insight and oversight to advance the interests of the Company and our stockholders. KLX Energy Services has developed sound governance standards, as found in our Code of Business Conduct, corporate governance guidelines, systematic approach to risk management, and our commitment to transparent financial reporting and strong internal controls.

Corporate Governance (continued)

We encourage you to visit the Governance section of our Investor Relations website (https://investor.klxenergy.com/investor-relations) where you will find detailed information about corporate governance at KLX Energy Services, including:

  •
  Our Corporate Governance Guidelines

  •
  Charters for our Board Committees

  •
  Our Code of Business Conduct

STOCKHOLDER COMMUNICATIONS WITH OUR BOARD OF DIRECTORS

To facilitate the ability of stockholders to communicate with our Board, communications may be sent to: The Board of Directors, c/o Corporate Secretary, KLX Energy Services Holdings, Inc., 1300 Corporate Center Way, Wellington, Florida 33414-2105.

Our Corporate Secretary reviews all correspondence addressed to the Board and regularly presents to the Board a summary of all such correspondence and forwards to the Board or individual directors, as the case may be, copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or Committees thereof or that he otherwise determines requires their attention. Examples of communications that would be logged, but not automatically forwarded, include solicitations for products and services or items of a personal nature not relevant to us or our stockholders. Directors may at any time review the log of all correspondence received by our Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Audit Committee, other than potential ethical and conflict-of-interest situations, which are directed to the Nominating and Corporate Governance Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No person who is or has been an officer or other employee of the Company served as a member of the Company's Compensation Committee. During 2018, no executive officer of the Company served as a member of the Compensation Committee of the board (or as a director) of any company where an executive officer of such company is a member of the Compensation Committee or a director of the Company. No member of the Compensation Committee was a party to any transaction required to be disclosed as a related-person transaction.

COMPENSATION OF DIRECTORS

Directors who are employees of the Company receive no additional compensation for serving on the Board. Consistent with the compensation approach for Messrs. Khoury and McCaffrey, and to a large degree, Mr. Roberts, our non-employee directors agreed to forego cash remuneration in order to directly align their interests with those of our stockholders, to facilitate maximum availability of cash on hand to support the day-to-day operations of our business and to strengthen our ability to pursue the growth and acquisition strategy envisioned by the Board and management.

On October 19, 2018, our Board of Directors approved grants of restricted stock, representing approximately 1% of the outstanding common stock of the Corporation on a fully-diluted basis as of the spin-off distribution date, under the KLX Energy Services Holdings, Inc. Long-Term Incentive Plan (the "LTIP") to our non-employee directors (x) to become vested in four equal annual installments on each of the first four anniversaries of the grant date, subject to the director remaining in continuous service through each applicable vesting date, and (y) to become fully vested, (A) upon a Change in Control (as defined in the LTIP) subject to the director remaining in continued service to the Corporation or (B) upon the director's death or "Disability" (as defined in the LTIP). The fair market value at the date of grant of the restricted stock awards for each of the chairs of our

Corporate Governance (continued)

Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee was approximately $973,000, representing approximately $243,250 in annual compensation over a four-year period. The fair market value at the date of grant of the restricted stock awards for each non-employee director serving on our Board who does not serve as a committee chair was approximately $876,000, representing approximately $219,000 in annual compensation over a four-year period.

The Compensation Committee consulted with its independent compensation consultant, Pearl Meyer, who concluded the compensation arrangements for our non-employee directors, which consist solely of grants of restricted stock, were both reasonable and appropriate. Director compensation was approved by the Compensation Committee and ratified by the entire Board.

We reimburse our non-employee directors for reasonable business and travel expenses incurred in connection with their service on the Board. In addition, non-employee directors are eligible to participate in our health and business travel accident insurance program on the same terms and conditions as employees generally. We do not provide our directors with any other perquisites or special benefits for their service on our Board.

Our Board established a policy that prohibits our directors and executive officers from engaging in short sales of our securities. Our officers and directors are also prohibited from selling or purchasing puts or calls, trading in or writing options, or engaging in other hedging activities with respect to our securities. Directors and executive officers are also prohibited from holding Company securities in a margin account or pledging our securities as collateral for a loan, unless our Vice President — Law provides pre-clearance after the director or executive officer clearly demonstrates the financial capability to repay the loan without resort to the pledged securities.

The following table summarizes the compensation paid to our non-employee directors during Fiscal 2018, which is comprised solely of restricted stock awards to become vested in four equal annual installments on each of the first four anniversaries of the grant date:

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	All Other Compensation ($)	Total ($)

John T. Collins	-	$972,928	-	$972,928
Peter V. Del Presto	-	972,928	-	972,928
Richard G. Hamermesh	-	972,928	-	972,928
Benjamin A. Hardesty	-	875,644	-	875,644
Stephen M. Ward, Jr.	-	875,644	-	875,644
Theodore L. Weise	-	875,644	-	875,644
John T. Whates, Esq.	-	875,644	-	875,644

(1)
The amounts reported in the Stock Awards column represent the aggregate full grant date fair value of the annual restricted stock awards issued under the LTIP in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC 718") (without any reduction for risk of forfeiture). These awards vest ratably over a four-year period. For more information about our adoption of FASB ASC 718 and how we value stock-based awards (including assumptions made in such valuation), refer to Note 10 to our audited financial statements for the fiscal year ended January 31, 2019 included in our Annual Report on Form 10-K filed with the SEC on March 21, 2019.

Corporate Governance (continued)

As of January 31, 2019, the aggregate number of outstanding deferred shares and unvested restricted stock awards held by each non-employee director was as follows:

Name	Deferred Shares (#)	Unvested Stock Awards (#)

John T. Collins	-	30,423
Peter V. Del Presto	-	30,423
Richard G. Hamermesh	-	30,423
Benjamin A. Hardesty	-	27,381
Stephen M. Ward, Jr.	-	27,381
Theodore L. Weise	-	27,381
John T. Whates, Esq.	-	27,381

AUDIT COMMITTEE

The Audit Committee is responsible for the appointment, compensation and oversight of our independent auditors, overseeing the quality and integrity of our financial statements and related disclosures, our compliance with legal and regulatory requirements, assessing our independent auditors' qualifications, independence and performance, and monitoring the performance of our internal audit and control functions. The Audit Committee is currently composed of four directors: Messrs. Del Presto, Hardesty, Weise and Whates, and operates under a written charter adopted and approved by the Board, which is available on our website at www.KLXEnergy.com in the Investor Relations section. Mr. Del Presto currently chairs the Audit Committee.

Our Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All four current directors serving on the Audit Committee are independent Committee members as defined by Nasdaq Stock Market and SEC rules. Our Board has determined that Mr. Del Presto is an "audit committee financial expert" in accordance with SEC rules.

We have adopted a Code of Business Conduct, applicable to all employees, directors and officers. The Code of Business Conduct meets the requirements of Item 406 of Regulation S-K, as well as the applicable requirements of a "code of business conduct and ethics" under Nasdaq listing standards. The Code of Business Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations. A copy of the Code of Business Conduct is available on our website located at www.KLXEnergy.com under Investor Relations. Amendments to, or waivers of the provisions of, the Code of Business Conduct, if any, made with respect to any of our directors and officers will be posted on our website.

Corporate Governance (continued)

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management is responsible for the financial reporting process, including the system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company's independent auditors are responsible for auditing those financial statements. The Audit Committee's responsibility is to monitor and review these processes. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

We have reviewed and discussed the audited consolidated financial statements for the year ended January 31, 2019 with management and Deloitte & Touche LLP, the Company's independent registered public accounting firm.

The Audit Committee discussed and reviewed with Deloitte & Touche LLP all communications required by generally accepted auditing standards, including, among other things, the matters required to be discussed by the Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 16, "Communication with Audit Committees," and discussed and reviewed the results of Deloitte & Touche LLP's audit of the Company's consolidated financial statements. The Audit Committee also discussed the results of internal audit examinations.

The Company's independent auditors also provided to us the written disclosures and the annual communication required by PCAOB Rule 3526, "Communication with Audit Committees Concerning Independence," regarding the independent accountant's communications with the Audit Committee concerning independence, and we discussed with the independent auditors their independence from the Company. When considering Deloitte & Touche LLP's independence, we considered whether their provision of services to the Company, beyond those rendered in connection with their audit and review of the Company's consolidated financial statements, was consistent with maintaining their independence. We also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for audit and non-audit services.

Based on our review, these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board that the Company's audited consolidated financial statements for the year ended January 31, 2019 be included in the Company's Annual Report on Form 10-K.

With respect to the above matters, the Audit Committee submits this report.

Audit Committee
Peter V. Del Presto Benjamin A. Hardesty Theodore L. Weise John T. Whates

Executive Officers

The following table sets forth information regarding our executive officers as of May 1, 2019.

Amin J. Khoury Chief Executive Officer, Chairman and President	Amin J. Khoury has served as Chief Executive Officer, Chairman of the Board of Directors and President of KLX Energy Services Holdings, Inc. since September 2018. Previously, Mr. Khoury served as Chairman of the Board of Directors and Chief Executive Officer of KLX Inc. from its formation in December 2014 until its sale to The Boeing Company in October 2018. Mr. Khoury co-founded B/E Aerospace in July 1987 and served as its Chairman of the Board until its sale to Rockwell Collins in April 2017. Mr. Khoury served as Chief Executive Officer of B/E Aerospace from December 31, 2005 through December 31, 2013. Mr. Khoury also served as the Co-Chief Executive Officer of B/E Aerospace from January 1, 2014 to December 16, 2014. Mr. Khoury was a Trustee of the Scripps Research Institute from May 2008 until July 2014 and was a director of Synthes Incorporated until its acquisition by Johnson & Johnson in 2012. Mr. Khoury holds an Executive Masters Professional Director Certification, the highest level, from the American College of Corporate Directors. Mr. Khoury has served as a member of the Board of Trustees of Northeastern University since July 2018 and received an honorary doctorate in entrepreneurship from Northeastern University in May 2019.
Thomas P. McCaffrey Senior Vice President and Chief Financial Officer

Thomas P. McCaffrey has served as Senior Vice President and Chief Financial Officer of KLX Energy Services Holdings, Inc. since September 2018. Previously, Mr. McCaffrey served as President and Chief Operating Officer of KLX Inc. from December 2014 until its sale to The Boeing Company in October 2018 and as Senior Vice President and Chief Financial Officer of B/E Aerospace from May 1993 until December 2014. Prior to joining B/E Aerospace, Mr. McCaffrey practiced as a Certified Public Accountant for 17 years with a large international accounting firm and a regional accounting firm based in California. Since 2016, Mr. McCaffrey has served as a member of the Board of Trustees of Palm Beach Atlantic University, Chairman of its Development Committee and as a member of its Audit and Academic Programs Committees.

Gary J. Roberts Vice President and General Manager

Gary Roberts has served as Vice President and General Manager of KLX Energy Services Holdings, Inc. since September 2018. Previously, Mr. Roberts served as Vice President and General Manager of the Energy Services Group segment of KLX Inc. from December 2014 through September 2018, and as Vice President and General Manager, Energy Services Group of B/E Aerospace from April 2014 until December 2014. Previously, Mr. Roberts was the Chief Executive Officer of Vision Oil Tools, LLC, a private energy services company, from 2010 until its acquisition by B/E Aerospace in April 2014. Before that, Mr. Roberts was General Manager for Complete Production Services, Inc. and worked for Weatherford International from 1991 to 2008, holding management positions with increasing levels of responsibility in Singapore, China, Indonesia and Qatar. Mr. Roberts brings to KLX Energy Services over 30 years of oilfield experience.

Stock Ownership Information

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company's common stock as of May 1, 2019, except as otherwise noted, by (i) each person who is known to us to beneficially own more than 5% of the outstanding shares of common stock of the Company; (ii) each of the Company's Chief Executive Officer, Chief Financial Officer and one other most highly paid executive officer in 2018 (each a "NEO" and collectively, the "NEOs"), (iii) each of the Company's directors; and (iv) all of the Company's executive officers and directors as a group. Except as otherwise indicated, each stockholder named below has sole voting and investment power with respect to the shares of common stock beneficially owned:

	Common Stock Beneficially Owned

	Number of Shares[1]		Percent of Outstanding Shares

BlackRock, Inc.
55 East 52nd Street
New York, NY 10055	3,180,699	[2]	13.7%
The Vanguard Group
100 Vanguard Blvd.
Malvern, PA 19355	2,004,762	[3]	8.7%
Paradice Investment Management LLC
257 Fillmore Street, Suite 200
Denver, CO 80206	1,750,611	[4]	7.6%
Dimensional Fund Advisors LP
Building One, 6300 Bee Cave Road
Austin, TX 78746	1,434,961	[5]	6.2%
Amin J. Khoury+*	1,165,187	[6]	5.0%
John T. Collins*	43,499	[7]	**
Peter V. Del Presto*	33,871		**
Richard G. Hamermesh*	33,773		**
Benjamin A. Hardesty*	28,407		**
Stephen M. Ward, Jr.*	28,250		**
Theodore L. Weise*	32,407	[8]	**
John T. Whates, Esq.*	28,590		**
Thomas P. McCaffrey+	725,497	[9]	3.1%
Gary J. Roberts+	354,739	[10]	1.5%
All Directors and Executive Officers as a group (10 Persons)	2,474,220		10.7%

+ Named executive officer * Director of the Company ** Less than 1 percent

  (1)
  As of May 1, 2019, the Company had 23,149,044 shares of common stock outstanding.

Stock Ownership Information (continued)

  (2)
  Based solely on information reported in a Schedule 13G/A, filed with the SEC on January 31, 2019 by BlackRock, Inc. As reported in such filing, BlackRock, Inc. has sole voting power with respect to 3,128,576 shares and sole dispositive power with respect to 3,180,699 shares.

  (3)
  Based solely on information reported in a Schedule 13G/A filed with the SEC on February 11, 2019 by The Vanguard Group. As reported in such filing, The Vanguard Group has sole voting power with respect to 20,228 shares, shares voting power with respect to 4,665 shares, has sole dispositive power with respect to 1,981,799 shares and shares dispositive power with respect to 22,963 shares.

  (4)
  Based solely on information reported in a Schedule 13G jointly filed with the SEC on February 14, 2019 by Paradice Investment Management LLC and Paradice Investment Management Pty Ltd. As reported in such filing, the filers share voting power with respect to 1,436,355 shares and share dispositive power with respect to 1,750,611 shares.

  (5)
  Based solely on information reported in a Schedule 13G filed with the SEC on February 8, 2019 by Dimensional Fund Advisers LP ("Dimensional"). As reported in such filing, Dimensional has sole voting power with respect to 1,408,967 shares and sole dispositive power with respect to 1,434,961 shares. Dimensional furnishes investment advice to investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the "Funds"). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the shares that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all shares reported are owned by the Funds. Dimensional disclaims beneficial ownership of such shares.

  (6)
  Includes 580 shares owned indirectly.

  (7)
  Includes 10,000 shares owned indirectly.

  (8)
  Includes 4,000 shares owned indirectly.

  (9)
  Includes 3,010 shares owned indirectly.

  (10)
  Includes 99,096 shares owned indirectly.

Executive Compensation

As an "emerging growth company," we have opted to comply with the executive compensation disclosure rules applicable to "smaller reporting companies," as such term is defined in the rules promulgated under the Securities Act of 1933, as amended (the "Securities Act"). These rules require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. These three officers, listed below, are referred to as our named executive officers ("NEOs"):

  •
  Amin J. Khoury, Chairman, Chief Executive Officer and President
  •
  Thomas P. McCaffrey, Senior Vice President and Chief Financial Officer
  •
  Gary J. Roberts, Vice President and General Manager

As an emerging growth company, we are not required to hold a "say-on-pay" vote or include Compensation Discussion & Analysis disclosure in this Proxy Statement.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the total compensation paid to each of our NEOs in this transition period from September 14, 2018 (the date of the spin-off) through January 31, 2019 at KLX Energy Services ("Transition Period") and for Fiscal 2018 (the period beginning January 31, 2018 and ending at the date of the spin-off), and Fiscal 2017 (the year ended January 31, 2018) at KLX Inc. The amounts reported for periods prior to the Transition Period related to compensation programs in effect at KLX Inc. prior to the spin-off of KLX Energy Services and as such, are not comparable to reported compensation at KLX Energy Services.

Name and Principal Position	Year	Salary	Stock Awards[1,2]	Option Awards	Non-Equity Incentive Plan Compensation[3]	All Other Compensation		Total

Amin J. Khoury	Transition Period	$2	$31,884,301	$-	$-	$15,840	[4]	$31,900,143
Chief Executive Officer, Chairman and President

(Predecessor Company Information)	2018	684,429	1,850,409	-	-	224,514	[4]	2,759,352
	2017	1,075,129	3,575,534	-	2,238,834	392,884	[4]	7,282,381

Thomas P. McCaffrey	Transition Period	$1	$19,130,586	$-	$-	$504	[5]	$19,131,091
Senior Vice President and Chief Financial Officer

(Predecessor Company Information)	2018	437,350	1,182,460	-	-	372,330	[5]	1,992,140
	2017	687,007	2,284,811	-	1,235,531	719,523	[5]	4,926,872

Gary J. Roberts	Transition Period	$118,659	$6,376,872	$-	$445,630	$66,417	[6]	$7,007,578
Vice President and General Manager

(Predecessor Company Information)	2018	218,783	257,146	-	-	22,952	[6]	498,881
	2017	323,138	496,859	-	428,904	85,808	[6]	1,334,709

(1)
The amounts reported in the "Stock Awards" column represent the aggregate full grant date fair value of the restricted stock awards calculated in accordance with FASB ASC 718 (without any reduction for risk of forfeiture). For more information about our adoption of FASB ASC 718 and how we value stock-based awards (including assumptions made in such valuation), refer to Note 10 to our audited financial statements for the fiscal year ended January 31, 2019 included in our Annual Report on Form 10-K filed with the SEC on March 21, 2019. The amounts reported in the "Stock Awards" column that relate to the Transition Period represent grants of shares of KLXE restricted stock to Messrs. Khoury, McCaffrey and Roberts under the LTIP representing 5%, 3% and 1%, respectively, of the outstanding common stock of the Corporation on a fully-diluted basis as of the spin-off distribution date to become vested in four equal annual installments on each of the first four anniversaries of the distribution date and subject to other conditions as described in the "Employment Agreements & Compensation Plans" section below. For performance-based restricted stock awards which were granted by KLX Inc., the grant date value is based upon the probable outcome of the performance metrics as of the date of the grants, which provided that if the highest level of payout were achieved, the value of the December 2017 and August 2018 awards as of the grant date for performance based restricted stock would be capped at 200% of the performance award target. The grant date value for the August 2018 KLX Inc. stock awards reflects the aggregate value of all shares granted on that date, notwithstanding that two-thirds of the shares granted on such date were forfeited upon the completion of the merger between KLX Inc. and The Boeing Company. Performance-based restricted stock awards are not a component of KLX Energy Services' compensation program with respect to our NEOs.

(2)
In order to determine an appropriate compensation structure, given the size of our Company and our strategic objectives following the consummation of the spin-off, the Compensation Committee of KLX Inc. and Messrs. Khoury and McCaffrey agreed, and the Compensation Committee of KLX Inc. recommended to the Board of Directors of KLX Inc., who approved, that Messrs. Khoury and

  McCaffrey would forego base salaries for the first four years following the spin-off. The purpose of this structure was to directly align the executives' interests with those of KLX Energy Services' stockholders, to facilitate maximum availability of cash on hand to support the day-to-day operations of our business and to strengthen our ability to pursue our growth and acquisition strategy. In light of Messrs. Khoury and McCaffrey's agreements to forego base salaries, in order to align the executives' interests with the interests of our stockholders and also appropriately incentivize the executives, the Compensation Committee of KLX Inc. agreed and recommended and the Board of Directors of KLX Inc. approved providing Messrs. Khoury and McCaffrey with grants of restricted stock, which vest over a four-year period, with the first installment vesting twelve months following the consummation of the spin-off. In addition, while Mr. Roberts receives cash remuneration, approximately 72% percent of his targeted total direct compensation is in the form of restricted stock which vests over a four-year period. We believe this structure best achieves the balance of aligning the interests of the executives with our stockholders while also providing appropriate incentives to our executives.

(3)
All annual cash bonuses paid to our NEOs are reflected in the "Non-Equity Incentive Plan Compensation" column of this table. The amounts shown represent the annual cash incentive payments received by our NEOs. These cash awards were paid with respect to Mr. Roberts on March 22, 2019 relating to the combined period including Fiscal 2018 and the Transition Period and with respect to all NEOs on December 29, 2017 relating to Fiscal 2017. The annual cash incentives for Fiscal 2018 and 2017 were based on KLX Inc.'s compensation plans.

(4)
With respect to Mr. Khoury, the amount reported for the Transition Period as "All Other Compensation" relates to estate planning, and the amounts reported for 2018 and 2017 as "All Other Compensation" include $165,025 and $324,468, respectively, for certain contributions to KLX Inc.'s non-qualified deferred compensation plan and include $59,489 and $68,416, respectively, for estate planning.

(5)
With respect to Mr. McCaffrey, the amount reported for the Transition Period as "All Other Compensation" relates to estate planning, and the amounts reported for 2018 and 2017 as "All Other Compensation" include $351,503 and $691,118, respectively, for certain contributions to KLX Inc.'s non-qualified deferred compensation plan, $9,918 and $11,882, respectively, for KLX Inc. 401(K) Plan contributions and additional amounts relating to automobile allowance and estate planning.

(6)
With respect to Mr. Roberts, the amount reported for the Transition Period as "All Other Compensation" includes $59,132 for certain contributions to KLX Energy Services Holdings, Inc.'s non-qualified deferred compensation plan and additional amounts relating to automobile allowance and KLX Energy Services Holdings, Inc.'s 401(K) Plan, and the amounts reported as "All Other Compensation" include $57,008 for certain contributions to KLX Inc.'s non-qualified deferred compensation plan during 2017 and for 2018 and 2017 include $10,490 and $10,800, respectively, for KLX Inc. 401(K) Plan contributions and additional amounts relating to automobile allowance.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information concerning outstanding equity awards held by each NEO as of January 31, 2019, which includes unvested shares of restricted stock and restricted stock units and unexercised stock options. As displayed below, the equity awards granted during 2018 are comprised solely of restricted stock awards to become vested in four equal annual installments on each of the first four anniversaries of the grant date.

Name	Grant Date	Option Awards Securities Underlying Unexercised - Exercisable	Option Awards Securities Underlying Unexercised - Unexcercisable	Option Exercise Price	Option Expiration Date	Time Based Shares or Units of Stock That Have Not Vested[1,2]	Time Based Market Value of Shares or Units of Stock That Have Not Vested[3]	Performance Based Shares or Units of Stock That Have Not Vested	Performance Based Market Value of Shares or Units of Stock That Have Not Vested

		(#)	(#)	($)		(#)	($)	(#)	($)

Amin J. Khoury	09/14/18	-	-	-	-	1,103,263	$28,751,034	-	$-

Thomas P. McCaffrey	09/14/18	-	-	-	-	661,958	17,250,625	-	-

Gary J. Roberts	09/14/18	-	-	-	-	220,653	5,750,217	-	-

(1)
In order to determine an appropriate compensation structure, given the size of our Company and our strategic objectives following the consummation of the spin-off, the Compensation Committee of KLX Inc. and Messrs. Khoury and McCaffrey agreed, and the Compensation Committee of KLX Inc. recommended to the Board of Directors of KLX Inc., who approved, that Messrs. Khoury and McCaffrey would forego base salaries for the first four years following the spin-off. The purpose of this structure was to directly align the executives' interests with those of KLX Energy Services' stockholders, to facilitate maximum availability of cash on hand to support the day-to-day operations of our business and to strengthen our ability to pursue our growth and acquisition strategy. In light of Messrs. Khoury and McCaffrey's agreements to forego base salaries, in order to align the executives' interests with the interests of our stockholders and also appropriately incentivize the executives, the Compensation Committee of KLX Inc. agreed and recommended and the Board of Directors of KLX Inc. approved providing Messrs. Khoury and McCaffrey with grants of restricted stock, which vest over a four-year period, with the first installment vesting twelve months following the consummation of the spin-off. In addition, while Mr. Roberts receives cash remuneration, approximately 72% percent of his targeted total direct compensation is in the form of restricted stock which vests over a four-year period. We believe this structure best achieves the balance of aligning the interests of the executives with our stockholders while also providing appropriate incentives to our executives.

(2)
The time-based awards vest ratably on an annual basis over four years following the grant date, provided the executive is employed or, providing services to the Company on the applicable vesting date, subject to acceleration of vesting upon the occurrence of certain events as described for each NEO below under "—Employment Agreements and Compensation Plans."

(3)
The market value of unvested shares is based on KLX Energy Services' common stock closing share price of $26.06 on January 31, 2019 as quoted on the Nasdaq Global Select Market.

Employment Agreements & Compensation Plans

Employment Agreements

Amin J. Khoury.   Mr. Khoury is party to an employment letter agreement with us entered into on September 14, 2018, pursuant to which he serves as our Chairman, Chief Executive Officer and President. The letter agreement provides that Mr. Khoury will receive an annual base salary of $2 and a restricted stock award under the LTIP representing 5% of the outstanding common stock of the Corporation on a fully-diluted basis as of the spin-off distribution date, (x) to become vested in four equal annual installments on each of the first four anniversaries of the distribution date, subject to continued employment or other service with the Corporation on each applicable vesting date, and (y) to become fully vested, (A) upon an involuntary termination of employment by the Corporation, (B) upon Mr. Khoury's death or "Disability" (as defined in the LTIP), (C) upon Mr. Khoury's voluntary retirement, subject to the consent of the Compensation Committee, or (D) upon the occurrence of a "Change in Control" (as defined in the LTIP) of the Corporation. Any such accelerated vesting in connection with a termination of service will be subject to the execution of a customary mutual release of claims by Mr. Khoury and the Corporation.

In addition to the salary and equity awards described above, the letter agreement generally provides for (i) at-will employment, meaning the Corporation may terminate Mr. Khoury's employment at any time for any or no reason upon at least twelve months' prior written notice, (ii) a monthly automobile allowance or use of an automobile owned by the Corporation and (iii) participation in the employee benefit plans of the Corporation (including health and welfare and retirement plans, reimbursement of financial and estate planning expenses, and the benefits under the travel policy of the Corporation related to personal and business use of the corporate aircraft). Mr. Khoury is entitled to customary indemnification, and directors and officer liability insurance coverage, each in accordance with the organizational documents of the Corporation and applicable law. The letter agreement does not provide for any contractual right to annual cash bonuses or severance benefits (other than the accelerated vesting of Mr. Khoury's restricted stock award described above), but the agreement will not (i) preclude Mr. Khoury from receiving annual cash bonuses or participating in any generally applicable severance plan or policy of the Corporation or (ii) prevent the Compensation Committee from adopting such arrangements for the benefit of Mr. Khoury in the future. In connection with any termination of Mr. Khoury's employment with the Corporation other than by reason of death, the Corporation will retain Mr. Khoury for a period of three years to provide consulting services to the Corporation for $10,000 per year and certain enumerated perquisites.

Mr. Khoury also entered into the KLX Energy Services proprietary rights agreement, which contains customary non-disclosure restrictions and covenants protecting the proprietary information and trade secrets of the Corporation.

Thomas P. McCaffrey.   Mr. McCaffrey is party to an employment letter agreement with us entered into on September 14, 2018, pursuant to which he serves as our Senior Vice President and Chief Financial Officer. The letter agreement provides that Mr. McCaffrey will receive an annual base salary of $1 and a restricted stock award under the LTIP representing 3% of the outstanding common stock of the Corporation on a fully-diluted basis as of the spin-off distribution date, (x) to become vested in four equal annual installments on each of the first four anniversaries of the distribution date, subject to continued employment or other service with the Corporation on each applicable vesting date, and (y) to become fully vested, (A) upon an involuntary termination of employment by the Corporation, (B) upon Mr. McCaffrey's death or "Disability" (as defined in the LTIP), (C) upon Mr. McCaffrey's voluntary retirement, subject to the consent of the Compensation Committee, or (D) upon the occurrence of a "Change in Control" (as defined in the LTIP) of the Corporation. Any such accelerated vesting in connection with a termination of service will be subject to the execution of a customary mutual release of claims by Mr. Khoury and the Corporation.

In addition to the salary and equity awards described above, the letter agreement generally provides for (i) at-will employment, meaning the Corporation may terminate Mr. McCaffrey's employment at any time for any or no reason upon at least twelve months' prior written notice, (ii) a monthly automobile allowance or use of an automobile owned by the Corporation and (iii) participation in the employee benefit plans of the Corporation (including health and welfare and retirement plans, reimbursement of financial and estate planning expenses, and

Employment Agreements & Compensation Plans (continued)

the benefits under the travel policy of the Corporation related to personal and business use of the corporate aircraft). Mr. McCaffrey is entitled to customary indemnification, and directors and officer liability insurance coverage, each in accordance with the organizational documents of the Corporation and applicable law. The letter agreement does not provide for any contractual right to annual cash bonuses or severance benefits (other than the accelerated vesting of Mr. McCaffrey's restricted stock award described above), but the agreement will not (i) preclude Mr. McCaffrey from receiving annual cash bonuses or participating in any generally applicable severance plan or policy of the Corporation or (ii) prevent the Compensation Committee from adopting such arrangements for the benefit of Mr. McCaffrey in the future.

Mr. McCaffrey also entered into the KLX Energy Services proprietary rights agreement, which contains customary non-disclosure restrictions and covenants protecting the proprietary information and trade secrets of the Corporation.

Gary J. Roberts.   Mr. Roberts is a party to an amended and restated employment agreement with us entered into on September 14, 2018, pursuant to which he serves as our Vice President and General Manager. The agreement provides that Mr. Roberts will receive a specified base salary, currently $342,792 per year, which may be increased in the discretion of the Compensation Committee, and a restricted stock award under the LTIP representing 1% of the outstanding common stock of the Corporation on a fully-diluted basis as of the spin-off distribution date, (x) to become vested in four equal annual installments on each of the first four anniversaries of the distribution date, subject to continued employment or other service with the Corporation on each applicable vesting date, and (y) to become fully vested, (A) upon the termination of employment by the Corporation without "Cause" or "Good Reason" (in each case as defined in the employment agreement), (B) upon the termination of employment by the Corporation due to "Incapacity" (as defined in the employment agreement) or "Disability" (as defined in the LTIP), (C) upon Mr. Roberts' death or (D) upon termination upon a "Change in Control" (as defined in the employment agreement) of the Corporation, provided that the Corporation has the option to retain Mr. Roberts as a consultant for up to two years following a termination of his employment at his then current salary and during which Mr. Roberts' time-vested equity awards will continue to vest during the consulting period on the same schedule as if Mr. Roberts had not been terminated. Any remaining unvested time-based shares will become fully vested upon the end of the consulting period.

The agreement has an initial term through February 25, 2019, with automatic extensions by one year on each anniversary thereof, unless either party gives at least 30 days' written notice prior to the applicable anniversary of February 25, 2019, of their intent to not renew the agreement. Mr. Roberts will have an annual target bonus of 75% of his base salary. During his employment, he will also be eligible to receive equity grants in the discretion of the Compensation Committee. While employed by the Corporation, Mr. Roberts is eligible to participate in all benefit plans generally available to the Corporation's executives.

Mr. Roberts also entered into the KLX Energy Services proprietary rights agreement, which contains customary non-disclosure restrictions and covenants protecting the proprietary information and trade secrets of the Company. He is also subject to a non-competition covenant and a non-solicitation covenant during the term of his employment agreement and for three years thereafter.

In addition to the compensation and benefits described above, Mr. Roberts will be entitled to receive the following benefits and payments upon the occurrence of the following specified events. Upon Mr. Roberts' death, incapacity, termination of employment by us without "Cause," following his resignation of his employment for "Good Reason," or upon his automatic termination of employment in connection with a "Change of Control" (each as defined in the employment agreement), Mr. Roberts will be entitled to a lump-sum amount equal to the sum of (i) a prorated portion of 75% of Mr. Roberts' then current salary, with the prorated amount to be determined based on the number of days that Mr. Roberts was employed by the Corporation in the year during which the termination date occurs, (ii) Mr. Roberts' salary for the remainder of the employment term, (iii) the maximum annual contribution under the Corporation's deferred compensation plan of 7.5% of Mr. Roberts' total base salary and annual cash bonus (with such maximum amount to be determined in accordance with the terms of

Employment Agreements & Compensation Plans (continued)

the deferred compensation plan) that would have been made during the remainder of the employment period and (iv) two times Mr. Roberts' target bonus. If Mr. Roberts' employment terminates for any other reason, he will not be entitled to severance payments.

Other

The Board has been and continues to be mindful of ensuring that the interests of stockholders and the senior executives of the Company are aligned in the event of a transaction which would constitute a significant ownership change in the Company, including a change of control of the Company. In that context, the Compensation Committee and the Board has each concluded that it would favorably consider a discretionary transaction bonus at that time for senior executives, including our NEOs, which transaction bonus would be in addition to amounts payable under each employment letter or employment agreement, as applicable, including those described above.

Nonqualified Deferred Compensation Plan

Pursuant to our nonqualified deferred compensation plan, eligible senior executives (as selected by the Compensation Committee) are eligible to defer a portion of their base salaries and cash bonuses. Each of the NEOs is eligible to participate in the plan.

Long-Term Incentive Plan

We adopted the LTIP to promote the long-term success of KLX Energy Services by providing eligible individuals (including our NEOs) with opportunities to obtain a proprietary interest in KLX Energy Services though the grant of equity-based awards. These awards provide participants with incentive to contribute to our long-term growth and profitability. The LTIP also assists us in attracting, retaining and motivating highly qualified individuals who are in a position to make significant contributions to us. During 2018, the NEOs received the stock awards granted on the spin-off distribution date described above pursuant to the LTIP. A detailed description of LTIP can be found in the Information Statement that accompanies Amendment No. 2 to our Registration Statement on Form 10, filed with the SEC on August 24, 2018.

POLICY AND PROCEDURES FOR THE REVIEW AND APPROVAL OF RELATED PERSON TRANSACTIONS

Our Amended and Restated Certificate of Incorporation provides that no contract or transaction between us and one or more of our directors or officers (including entities or other organizations in which one or more of our directors or officers have a financial interest), shall be void or voidable solely for that reason, or because such director or officer is present at, participates in, or vote is counted at the meeting where the contract or transaction is authorized, if (i) the material facts of the director's or officer's interest in the contract or transaction are disclosed to or known by the Board or Committee thereof and the Board or the Committee thereof in good faith authorizes the contract or transaction by an affirmative vote of a majority of the disinterested directors (even if less than a quorum), (ii) the material facts of the director's or officer's interest in the contract or transaction are disclosed to or known by the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a vote of the stockholders, or (iii) the contract or transaction is fair to our Company at the time that it is authorized, approved or ratified by the Board, a committee thereof or the stockholders.

Our Board adopted a written policy pursuant to which our Audit Committee will be presented with a description of any related party transactions for them to consider for approval. The policy is designed to operate in conjunction with and as a supplement to the provisions of our Code of Business Conduct, a copy of which is posted on our website (www.klxenergy.com).

The policy generally provides that our management gather information with respect to actual or potential related party transactions and then present to the Audit Committee for approval any transaction at or above an amount which exceeds $120,000 in which the related person may have a direct or indirect interest. In determining whether to approve or ratify a related party transaction, we expect the Audit Committee to consider the following: whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party's interest in the related party transaction. The policy also identifies certain types of transactions that our Board has pre-identified as not involving a direct or indirect material interest and are, therefore, not considered related party transactions for purposes of the policy.

Furthermore, under our Code of Business Conduct, our Law Department will review all proposed transactions between the Company and a related person (such as an individual related to a Company employee, or his or her family), together with all information concerning the proposed transaction. In determining whether the proposed transaction will be approved, the factors our Law Department may consider include (i) whether the transaction was the product of fair dealing, taking into account the timing, initiation, structure and negotiations of the transaction, and whether the related person's interest was disclosed to us, (ii) the terms of the transaction and whether similar terms would have been obtained from an arm's length transaction with a third party, and (iii) the availability of other sources for comparable products or services.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Real Property Leases

We are party to nine leases with certain limited liability companies controlled by Gary J. Roberts individually or together with members of his immediate family that govern our access to and use of certain of our facilities in Colorado, North Dakota, Texas and Wyoming. Mr. Roberts is our Vice President and General Manager. Annual rent under these leases ranges from $10,800 to $210,000, and the aggregate annual rent under all nine leases is approximately $0.4 million. Eight of the leases expire on April 6, 2020, with one additional three-year renewal term, exercisable at our option. One lease expires on March 1, 2020, with two additional three-year renewal terms, exercisable at our option. Each of the leases provides for an option to purchase the property at an agreed purchase price, exercisable at our option at any time during the term of the lease. We believe the terms of each of the leases to be at least as favorable to us as we would be able to obtain in an arm's length transaction with a third-party for a lease of a similar property.

Agreements with KLX Inc. Related to the Spin-Off

On September 14, 2018, we completed our spin-off from KLX Inc. and became an independent, publicly-traded company. In connection with the consummation of the spin-off, we entered into a number of agreements with KLX, including a distribution agreement, an employee matters agreement, a transition services agreement and an IP matters agreement. These agreements govern the relationship between us and KLX Inc. and provide for the allocation between us and KLX of various assets, liabilities and obligations (including employee benefits, information technology and insurance). All services under the transition services agreement with KLX Inc. were terminated prior to October 31, 2018, and amounts under such agreement were not material for the year ended January 31, 2019.

Registration Rights Agreements

On September 14, 2018, we entered into registration rights agreements with each of Amin Khoury and Thomas McCaffrey. Under the registration rights agreements, each of Messrs. Khoury and McCaffrey have "demand" registration and customary "piggyback" registration rights. The registration rights agreements also provide that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under the Securities Act. We may also file a resale/reoffer prospectus related to the sale of restricted stock held by each of Messrs. Khoury and McCaffrey.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of reports furnished to us and, with respect to our directors and officers, written representations that no other reports were required, with respect to the year ended January 31, 2019, all Section 16(a) filing requirements applicable to our directors, officers and greater-than-ten-percent beneficial owners were complied with. There was no failure to file a form.

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Deloitte & Touche LLP as independent registered public accounting firm to audit the consolidated financial statements for the year ending January 31, 2020 and presents this appointment to the stockholders for ratification.

Although stockholder approval of this appointment is not required, the Audit Committee and the Board believe that submitting the appointment to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of independent registered public accounting firm, but still may retain them. Even if the appointment is ratified, the Audit Committee, at its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Deloitte & Touche LLP acted as our independent registered public accounting firm for the 2018 fiscal year. In addition to its audit of our consolidated financial statements, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates performed certain non-audit services.

A representative of Deloitte & Touche LLP is expected to be present at the meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

For information concerning the appointment of Deloitte & Touche LLP, see Report of the Audit Committee of the Board of Directors above. For information concerning fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates, see Principal Accountant Fees and Services below.

The affirmative vote of a majority of the votes present, in person or by proxy and properly cast at the meeting is required to ratify the appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP.

AUDIT MATTERS

Deloitte & Touche LLP has audited the financial statements of the Company for the fiscal year ended January 31, 2019.

A representative of Deloitte & Touche LLP is expected to be present at the meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

When considering Deloitte & Touche LLP's independence, the Audit Committee considered whether its provision of services to the Company beyond those rendered in connection with its audit and review of the Company's consolidated financial statements was compatible with maintaining its independence and has determined that such services do not interfere with that firm's independence in the conduct of its auditing function. The Audit Committee also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for audit and non-audit services.

Principal Accountant Fees and Services

The following table sets forth by category of service the fees incurred in engagements performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates, for professional services rendered to the Company for the fiscal years ended January 31, 2019 and January 31, 2018.

	January 31, 2019 (in Thousands)[1]		January 31, 2018 (in Thousands)[1]

Audit Fees	$1,415	$	n/a
Audit-Related Fees	201		n/a
Tax Fees	-		n/a
All Other Fees	-		n/a

Total	$1,616	$	n/a

(1)
For the fiscal year ended January 31, 2018, we did not pay any fees for professional services to Deloitte & Touche LLP. Prior to the spin-off of the Company from KLX Inc., KLX Inc. paid any audit, audit-related, tax and other fees of Deloitte & Touche LLP.

Audit Fees

Audit fees in 2018 consist of aggregate fees, including expenses, billed and reasonably expected to be billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates in connection with the annual audit and the audit of internal controls over financial reporting (Sarbanes-Oxley Act Section 404).

Audit-Related

Audit-related fees in 2018 consist of the aggregate fees, including expenses, billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates in connection with the issuance of our senior secured notes due 2025.

All Other Fees

There were no other fees or expenses billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates not otherwise described above.

Pre-Approval Policies and Procedures

The Audit Committee approves all audit and audit-related services, tax services and other services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates.

Any services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates that are not specifically included within the scope of the audit must be pre-approved by the Audit Committee in advance of any engagement. Under the Sarbanes Oxley Act of 2002, audit committees are permitted to approve certain fees for audit-related services, tax services and other services pursuant to a de minimis exception prior to the completion of an audit engagement. In 2018, none of the fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates were approved pursuant to the de minimis exception.

In making its recommendation to appoint Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending January 31, 2020, the Audit Committee has considered whether the services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates are compatible with maintaining the independence of Deloitte & Touche LLP and has determined that such services do not interfere with that firm's independence in the conduct of its auditing function.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 2020 pursuant to Rule 14a-8 under the Exchange Act must be received by the Secretary of the Company at its executive offices no later than March 14, 2020 to be considered for inclusion in the Company's proxy materials for that meeting. That date is 120 calendar days before the one-year anniversary of the July 12, 2019 release date for this Proxy Statement. For notice of a stockholder proposal to be considered timely, but not included in the proxy materials for the Annual Meeting of Stockholders in 2020 or 2021, a stockholder's proposal must be delivered to, or mailed and received by, the Secretary of the Company in accordance with Section 2.09 of the Company's Amended and Restated By-laws.

OTHER MATTERS

The Board is not aware of any matters that will be brought before the meeting other than as described in this Proxy Statement. However, if any matters properly come before the meeting that are not specifically set forth on the proxy card and in this Proxy Statement, the persons designated as proxies will have authority to vote thereon in accordance with their best judgment.

Accessing your proxy materials

We are using "notice and access" procedures to distribute our proxy materials to our stockholders. We are mailing a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders. Stockholders who received the Notice may access the proxy materials over the Internet or, on request, receive a paper copy of the materials by mail or an email copy. The Notice includes instructions on how to access the materials over the Internet and how to request a paper or email copy. The Notice further provides instructions on how stockholders may elect to receive proxy materials in the future in printed form or by email.

Some of our stockholders, including stockholders who previously asked to receive paper copies of the proxy materials, will receive paper copies of the proxy materials.

Electronic delivery of the proxy statement and annual report to stockholders

If you are a stockholder of record, you may choose to receive future proxy statements and annual reports electronically by consenting to electronic delivery online at: www.computershare.com/investor. If you choose to receive your proxy materials electronically, your choice will remain in effect until you notify us that you wish to discontinue electronic delivery of these documents. You may provide your notice to us via the Internet at www.computershare.com/investor.

If you hold your KLX Energy Services Holdings, Inc. shares in street name in a stock brokerage account or at a bank or other nominee, refer to the information provided by that entity for instructions on how to elect this option.

Your vote is important

Whether or not you plan to attend the Annual Meeting, please take the time to vote your KLXE shares as soon as possible. You may vote your shares on the Internet, by using a toll-free telephone number or by mailing your proxy card (see your Notice or proxy card for complete instructions, or refer to the instructions on page 1 of this Proxy Statement).

Voting your shares

Holders of record. If you are a stockholder of record or a duly appointed proxy of a stockholder of record, you may vote by:

•
Attending the Annual Meeting and voting in person

•
Voting on the Internet or by telephone no later than 1:00 a.m., Eastern Time, August 22, 2019; or

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Mailing your proxy card so that it is received by KLX Energy Services, c/o Computershare P.O. Box 505008, Louisville, KY 40233-9814 prior to the Annual Meeting.

Appendix A

Reconciliation of Net Earnings
To Adjusted Net Earnings Per Diluted Share
(In Millions, Except Per Share Data)

FY 2018

Net earnings	$14.4
Amortization expense	0.8
Non-cash compensation[1]	12.8
Income taxes	0.6
Costs as Defined[2]	30.6

Adjusted earnings before tax expense	59.2
Income taxes	2.4

Adjusted net earnings	$56.8

Adjusted net earnings per diluted share	$2.81

Diluted weighted average shares	20.2
(1)
Adjusted to exclude one-time costs associated with non-cash compensation expense, which are included in Costs as Defined (as defined below).

(2)
Costs as Defined includes costs associated with the merger of KLX Inc.'s ASG business with The Boeing Company, the spin-off of KLX Energy Services from KLX Inc., the amendment of our $100 million asset based lending facility, the issuance of $250 million senior secured notes due 2025 and our acquisition of Motley Services, LLC.

Reconciliation of ROIC Calculation
(In Millions)

FY 2018

Adjusted net earnings	$57
Amortization	(1)
Non-cash compensation expense[1]	(13)
Interest expense	7
Income tax expense	2

Adjusted operating earnings	$53

Adjusted operating earnings	$53
Income tax expense	(1)

After-tax net operating earnings	$52

Average total capital	$326

Return on invested capital	16%

(1)
Adjusted to exclude one-time costs associated with non-cash compensation expense, which are included in Costs as Defined.

Appendix A (continued)

Reconciliation of Operating Earnings
To Adjusted EBITDA
(In Millions)

FY 2018

Operating earnings	$22.1
Costs as Defined[1]	30.6

Adjusted operating earnings	52.7
Depreciation and amortization	41.5
Non-cash compensation[2]	12.8

Adjusted EBITDA	$107.0

(1)
Costs as Defined includes costs associated with the merger of KLX Inc.'s ASG business with The Boeing Company, the spin-off of KLX Energy Services from KLX Inc., the amendment of our $100 million asset based lending facility, the issuance of $250 million senior secured notes due 2025 and our acquisition of Motley Services, LLC.

(2)
Adjusted to exclude one-time costs associated with non-cash compensation expense, which are included in Costs as Defined.

MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 received by 1:00 a.m., Eastern Time, on August 22, 2019 Online GIof ntoo welwewct.reonnviicsivoontrienpgo, rts.com/KLXE or delete QR code and control # scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/KLXE Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Three Class I Directors For Withhold For Withhold For Withhold 01 - Richard G. Hamermesh 02 - Theodore L. Weise 03 - John T. Whates, Esq. ForAgainst Abstain 2. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2019 fiscal year. To transact any other business that may properly come before the meeting or any adjournment thereof, this proxy will be voted at the discretion of the proxy holder. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMM C 1234567890 J N T 2 1 7 8 7 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 3 1 B V 4 032QCB MMMMMMMMM C Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. B Vote on Proposal — The Board of Directors unanimously recommends a vote FOR Proposal 2. A Vote on Directors — The Board of Directors unanimously recommends a vote FOR the listed nominees. 2019 Annual Meeting Proxy Card1234 5678 9012 345

2019 Annual Meeting of KLX Energy Services Holdings, Inc. Stockholders August 22, 2019, 10:30am EDT Boston Harbor Hotel 70 Rowes Wharf, Boston, Massachusetts Important notice regarding the Internet availability of proxy materials for the 2019 Annual Meeting of Stockholders. The Company’s 2019 Proxy Statement and the Company’s Annual Report for 2018 are available at: www.envisionreports.com/KLXE q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Notice of 2019 Annual Meeting of Stockholders - August 22, 2019 This proxy is solicited on behalf of the Board of Directors of KLX Energy Services Holdings, Inc. The above signed hereby constitutes and appoints Messrs. Thomas P. McCaffrey and Jonathan L. Mann, or either of them, with full power of substitution each, proxies to vote and act at the Annual Meeting of Stockholders of KLX Energy Services Holdings, Inc. (the “Company”) to be held August 22, 2019 at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts 02110 at 10:30 a.m. (Eastern Time) and at any postponement or adjournment thereof (the “Meeting”), upon and with respect to the number of shares of Company common stock, par value $0.01 per share, that the above signed would be entitled to vote if personally present. The above signed hereby instructs such proxies, or their substitutes, to vote on those matters appearing on the reverse side of this proxy card as specified by the above signed and in such manner as the proxies may determine on any other matter that may come before the Meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. All proxies previously given by the above signed in respect of the Meeting are hereby revoked. Unless otherwise specified in the boxes provided on the reverse side of this proxy card, the Proxy will be voted (1) FOR the nominees for Director, (2) FOR Proposal 2, and (3) in the discretion of the named proxies as to any other matter that may properly come before the Meeting. CONTINUED AND TO BE VOTED ON REVERSE SIDE Change of Address — Please print new address below. Comments — Please print your comments below. + If voting by mail, you must complete sections A - D on both sides of this card. D Non-Voting Items Proxy - KLX Energy Services Holdings, Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/KLXE